UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 27, 2010

S.Y. BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation or organization)	1-13661 (Commission File Number)	61-1137529 (I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky  40206

(Address of principal executive offices)

 (502) 582-2571

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2010, Stock Yards Bank & Trust Company (the "Bank"), a wholly-owned banking subsidiary of S.Y. Bancorp, Inc. ("Bancorp"), entered into Change in Control Severance Agreements (the "Severance Agreements") with seven of its senior executives: David P. Heintzman, Nancy B. Davis, Kathy C. Thompson, James A. Hillebrand, Philip S. Poindexter, William M. Dishman, III and Gregory A. Hoeck.  In the case of Mr. Heintzman, Ms. Davis and Ms. Thompson, the Severance Agreements replace similar agreements (the "Prior Agreements") entered into by the Bank and these executives in 2005.  The Severance Agreements were approved by the Bank's board of directors.  The Severance Agreements were not approved in response to any known or anticipated change in control of Bancorp or the Bank.  Copies of the Severance Agreements (or form of agreement) are attached to this report as Exhibits 10.1 through 10.5.

Messrs. Poindexter, Dishman and Hoeck

The Severance Agreement for each of Messrs. Poindexter, Dishman and Hoeck provides that, in the event they are terminated without "cause" or resign for "good reason" (as those terms are defined in the Severance Agreements) during negotiations or within two years following a change in control of the Bank or Bancorp, the Bank will pay them a severance payment equal to two times the sum of their highest monthly base salary during the sixth months prior to their termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  Each executive also has a right to participate (at their cost) in the Bank's health plans for active employees for two years, with Federal Law (COBRA) continuation coverage rights to begin thereafter.

If the amount of any severance payment plus other payments that are triggered by or enhanced due to a change in control would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which the executive can receive without subjecting the executive to an excise tax.  Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if  the total paid exceeds three times an executive's five-year average W-2 reported income.

Payments under the Severance Agreements are made only if the executive fully releases all claims against Bancorp and the Bank.  The Severance Agreements require that the executive maintain the confidentiality of all information regarding the business of the Bank and Bancorp and that the executive not solicit customers or employees of the Bank for a period of 12 months following the receipt of any severance payment.

Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis

The Severance Agreement for each of Mr. Heintzman and Ms. Thompson, Mr. Hillebrand and Ms. Davis are similar to the ones for Messrs. Poindexter, Dishman and Hoeck, with a few exceptions.  Their change in control severance payment will equal three times the sum of their highest monthly base salary during the sixth months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation.  They also have a right to participate in the Bank's health plans for three years following severance, and are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office, in addition to the confidentiality and nonsolicitation covenants that bind the other executives.  In addition, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any triggered excise tax, would be higher by paying the full amount.

Certain features of the Prior Agreements are preserved for Mr. Heintzman, Ms. Davis and Ms. Thompson.   The Bank will pay these executives the described severance if they resign for any reason in connection with a change in control ("good reason" is not required).  In addition, because the Prior Agreements required the Bank to also pay a tax gross-up to these executives if their severance exceeded the Section 280G threshold described above and therefore triggered an excise tax, and because the Bank's calculations indicate that Mr. Heintzman and Ms. Thompson would be due such a tax gross up under the Prior Agreements' terms, the Severance Agreements "grandfather" that higher amount for a period of time.  If change in control negotiations begin within three years after the date of the Severance Agreements (and conclude in a change in control occurring), the severance payment for Mr. Heintzman and Ms. Thompson will be the greater of (i) the severance payment and related tax gross up that would have been payable as of December 31, 2008 under the Prior Agreements, or (ii) the severance payment described above (three times base salary and historical bonus).

Item 9.01  Financial Statements and Exhibits.

 (d)       Exhibits.

Exhibit No.	Description of Exhibits

10.1	Change in Control Severance Agreement between Stock Yards Bank & Trust Company and David P. Heintzman

10.2	Change in Control Severance Agreement between Stock Yards Bank & Trust Company and Kathleen C. Thompson

10.3	Change in Control Severance Agreement between Stock Yards Bank & Trust Company and James A. Hillebrand

10.4	Change in Control Severance Agreement between Stock Yards Bank & Trust Company and Nancy Davis

10.5	Form of Change in Control Severance Agreement (Poindexter, Hoeck and Dishman)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   January 28, 2010

S.Y. BANCORP, INC.

By:	/s/ Nancy B. Davis
Nancy B. Davis Executive Vice President, Treasurer and Chief Financial Officer